Exhibit 99.1

NEWS RELEASE

Contact:	David Schorlemer
Executive Vice President, Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100

BASIC ENERGY SERVICES ANNOUNCES CONSOLIDATION OF REGIONAL OPERATIONS

FORT WORTH, TEXAS - May 27, 2020 - Basic Energy Services, Inc. (OTCQX: BASX) (“Basic” or the “Company”) today announced the implementation of changes to the organizational structure of the Company, reducing the number of operating regions from five to three. Basic believes this internal consolidation will result in approximately $20 million in annual cost savings, in addition to the previously announced $17 million of expected annual cost synergies related to the acquisition of C&J Well Services (“C&J”) and $20 million cost savings previously disclosed in response to market volatility related to the COVID-19 pandemic.

To further reduce costs, Basic announces the reorganization and consolidation of its current operating structure, which previously consisted of five regions: Permian Basin, Central, Rocky Mountains, California, and Agua Libre Midstream. The streamlined structure will result in three regions, which will operate on a hub-and-spoke model and will allow for the removal of a layer of General and Administrative costs by removing yard-level P&Ls, increasing operating leverage and flexibility through the business cycle. The three new regions are as follows:

•	Central, consisting of operations in the Permian Basin, Gulf Coast, Louisiana, North Texas and Oklahoma;

•	Western, consisting of operations in California and the Rocky Mountains; and

•	Agua Libre, which is unaffected by this reorganization.

To support this leaner organizational structure, Basic is appointing a Product Service Line (“PSL”) lead for its most significant businesses, including well servicing, water logistics, plugging and abandonment/coiled tubing, and rental and fishing tools/snubbing.

In conjunction with the cost-cutting initiative, the Company is making the following personnel changes:

•	Adam Hurley, Vice President and Chief Integration Officer, is promoted to Executive Vice President, Operations and will lead the three regions and four PSLs;

•	Jim Newman, Senior Vice President, Region Operations, is named Senior Vice President, Agua Libre Midstream;

•	Brandon McGuire, Vice President, Permian, is named Senior Vice President, Central Region; and

•	Jack Renshaw will remain Senior Vice President, Western Region, overseeing the same geography but with a reduced cost structure.

Keith Schilling, Basic’s President and CEO, stated, “We are pleased to announce that the synergies from our recent acquisition of C&J are achieving our previously announced target of $17 million and should be fully realized by June 30. In addition, our response to COVID-19, including furloughs and headcount reductions, should result in a reduction in expenses by an additional $20 million. Further, we expect the operational consolidation announced today to

Exhibit 99.1

result in additional cost savings of approximately $20 million on an annual basis. Given the extraordinary challenges facing our industry, we continue to act quickly and decisively to improve our operational structure, with a goal of reducing G&A materially as a percent of revenue. We believe this right-sizing of our Company structure will afford Basic the benefits of scale and preservation of liquidity that will allow us to reinforce our commitment to our customers as a leading production services company in the U.S. and industry consolidator of choice.”

About Basic Energy Services

Basic Energy Services provides wellsite services essential to maintaining production from the oil and gas wells within its operating areas. The Company’s operations are managed regionally and are concentrated in major United States onshore oil-producing regions located in Texas, New Mexico, Oklahoma, Arkansas, Kansas, Louisiana, Wyoming, North Dakota, California and Colorado. Our operations are focused in liquids-rich basins that have historically exhibited strong drilling and production economics in recent years with a significant presence in the Permian Basin, Powder River Basin, and the Bakken, Eagle Ford, and Denver-Julesburg shales. We provide our services to a diverse group of over 2,000 oil and gas companies. Additional information is available on the Company’s website at www.basices.com.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and reflect Basic’s current views about future events. The words "believe," "estimate," "expect," "anticipate," "project," "intend," "seek," "could," "should," "may," "potential" and similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Although Basic believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions and estimates, certain risks and uncertainties could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release and the presentation. These risks and uncertainties include, without limitation, our ability to successfully execute, manage and integrate acquisitions, including the recent acquisition of C&J, reductions in our customers’ capital budgets, our own capital budget, limitations on the availability of capital or higher costs of capital, volatility in commodity prices for crude oil, including the recent significant decline in oil prices, and natural gas, local and global impacts of the COVID-19 virus, and the negative impacts of the delisting of the Company’s common stock from the NYSE. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Any forward-looking statement speaks only as of the date on which such statement is made and Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise, except as required by applicable law.